EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

THIRD QUARTER 2015 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 21, 2015.  Amphenol Corporation (NYSE:APH) reported today third quarter 2015 diluted earnings per share of $0.65 compared to $0.58 excluding one-time items for the comparable 2014 period.  On an as reported basis, diluted earnings per share for the third quarter of 2014 was $0.57.  Such per share amount for the 2014 quarter included a charge for acquisition-related transaction costs of $3 million ($0.01 per share). Sales for the third quarter of 2015 were $1.460 billion compared to $1.359 billion for the 2014 period. Currency translation had the effect of decreasing sales by approximately $48 million in the third quarter of 2015 compared to the 2014 period.

For the nine months ended September 30, 2015, diluted earnings per share excluding one-time items was $1.80, compared to $1.62 for the comparable 2014 period.  On an as reported basis diluted earnings per share for the nine months ended September 30, 2015 was $1.78, compared to $1.60 for the comparable 2014 period.  The 2015 period includes a charge for acquisition-related transaction costs of $6 million ($0.02 per share).  The 2014 period included the charge for acquisition-related transaction costs of $3 million ($0.01 per share) described above and a charge of $2 million ($0.01 per share) related to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013.  Sales for the nine months ended September 30, 2015 were $4.138 billion compared to $3.919 billion for the 2014 period.  Currency translation had the effect of decreasing sales by approximately $149 million for the first nine months of 2015 compared to the 2014 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “For the third quarter 2015, we are very pleased to report new records in sales and EPS of $1.460 billion and $0.65, respectively.  Sales increased a strong 7% in US dollars and 11% in local currencies over the prior year, with robust growth in the Mobile Devices and Automotive markets.  Our growth was driven both organically and through the Company’s successful acquisition program, and was partially offset by the negative impact of translation from the stronger dollar.  EPS reached a new record of $0.65, growing 12%, excluding one-time items, over the comparable 2014 quarter.  The Company’s unique entrepreneurial culture continues to drive strong operating leverage in the business, resulting in a 30 basis point year-over-year increase in operating margins, excluding one-time items, to 20.2% in the third quarter 2015.  This excellent performance is a direct result of our dynamic management team’s ability to drive margin expansion through outstanding operational execution and an unrelenting focus on all elements of cost.  I am very proud of our organization as we continued to execute very well in the third quarter, despite a market environment which became more challenging as the quarter progressed.”

“The Company continues to expand its growth opportunities through an ongoing strategy of market and geographic diversification, a deep commitment to developing enabling technologies for customers in all markets, as well as an active acquisition program.  In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value.  This includes the purchase, during the quarter, of 1.0 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“Global markets have recently become more uncertain, as growing turbulence in certain economies has impacted global industrial demand.  As a result, we have begun to see increased levels of caution, and thereby lower demand expectations, from customers in several of our end markets, in particular the Industrial, Automotive and Information Technology and Data Communications markets.  Considering these dynamics, and based on current currency exchange rates, we expect fourth quarter 2015 sales in the range of $1.330 billion to $1.370 billion and diluted EPS (excluding one-time items) in the range of $0.58 to $0.60.  For the full year 2015, we now expect to achieve sales in the range of $5.468 billion to $5.508 billion, an increase over 2014 in US dollars of 2% to 3%, in local currencies of 6% to 7% and organically (excluding the impact of currency translation and acquisitions) of 1% to 2%.  We expect diluted EPS of $2.38 to $2.40 for the full year 2015, an increase of 6% to 7% over 2014 (excluding one-time items).  This compares to our prior full year 2015 guidance of $5.540 billion to $5.620 billion in sales and $2.43 to $2.47 in EPS excluding one-time items.”

“Notwithstanding the heightened level of uncertainty in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to create a significant, long-term growth opportunity for Amphenol, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering both organically and through our successful acquisition program, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EDT) Wednesday, October 21, 2015.  The toll free dial-in number to participate in this call is 888-455-0949; International dial-in number is 773-799-3973; Passcode:  LAMPO.  There will be a replay available until 10:59 P.M. (EST) on Saturday, November 21, 2015.  The replay numbers are toll free 866-358-4539; International toll number is 203-369-0140; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$1,459.6	$1,358.7	$4,138.2	$3,919.0

Cost of sales	995.6	927.1	2,817.1	2,681.7

Gross profit	464.0	431.6	1,321.1	1,237.3

Acquisition-related expenses	—	2.5	5.7	4.6

Selling, general and administrative expense	169.2	161.3	499.7	476.9

Operating income	294.8	267.8	815.7	755.8

Interest expense	(17.0)	(21.1)	(51.1)	(60.2)
Other income, net	4.2	4.8	12.5	13.0

Income before income taxes	282.0	251.5	777.1	708.6

Provision for income taxes	(74.7)	(67.3)	(207.4)	(188.2)

Net income	207.3	184.2	569.7	520.4
Less: Net income attributable to noncontrolling interests	(2.8)	(2.0)	(6.4)	(4.8)

Net income attributable to Amphenol Corporation	$204.5	$182.2	$563.3	$515.6

Net income per common share - Basic	$0.66	$0.58	$1.82	$1.64

Weighted average common shares outstanding - Basic	308,853,642	313,284,242	309,262,335	314,183,699

Net income per common share - Diluted (1) (2)	$0.65	$0.57	$1.78	$1.60

Weighted average common shares outstanding - Diluted	315,886,596	320,636,405	316,909,091	321,518,036

Dividends declared per common share	$0.14	$0.125	$0.39	$0.325

Note 1            Earnings per share in the nine months ended September 30, 2015 included acquisition-related expenses of $5.7 million ($5.7 million after-tax), or $.02 per share, relating to acquisitions closed as well as announced in the second quarter of 2015.  Excluding this effect, diluted earnings per share was $1.80 for the nine months ended September 30, 2015.

Note 2            Earnings per share in the three months ended September 30, 2014 included acquisition-related expenses of $2.5 million ($2.5 million after-tax) relating to 2014 acquisitions.  Earnings per share in the nine months ended September 30, 2014 also included the amortization of the value associated with acquired backlog of $2.0 million ($1.3 million after-tax) relating to an acquisition.  Excluding these effects, diluted earnings per share was $0.58 for the three months ended September 30, 2014 and $1.62 for the nine months ended September 30, 2014.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	September 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$1,575.6	$968.9
Short-term investments	22.1	360.7
Total cash, cash equivalents and short-term investments	1,597.7	1,329.6
Accounts receivable, less allowance for doubtful accounts of $23.9 and $20.2, respectively	1,163.3	1,123.7
Inventories	887.7	865.6
Other current assets	213.6	185.2

Total current assets	3,862.3	3,504.1

Land and depreciable assets, less accumulated depreciation of $887.8 and $849.6, respectively	611.7	590.7
Goodwill	2,706.3	2,616.7
Intangibles and other long-term assets	305.3	315.5

	$7,485.6	$7,027.0

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$661.5	$618.4
Accrued salaries, wages and employee benefits	108.7	109.9
Accrued income taxes	97.8	90.8
Other accrued expenses	169.8	186.2
Accrued dividends	43.1	38.7
Current portion of long-term debt	0.4	1.6

Total current liabilities	1,081.3	1,045.6

Long-term debt, less current portion	2,853.0	2,672.3
Accrued pension benefit obligations and other long-term liabilities	369.9	371.2

Equity:
Common stock	0.3	0.3
Additional paid-in capital	745.9	659.4
Retained earnings	2,700.7	2,453.5
Accumulated other comprehensive loss	(303.6)	(205.8)

Total shareholders’ equity attributable to Amphenol Corporation	3,143.3	2,907.4

Noncontrolling interests	38.1	30.5

Total equity	3,181.4	2,937.9

	$7,485.6	$7,027.0

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Nine months ended
	September 30,
	2015	2014

Cash from operating activities:
Net income	$569.7	$520.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	128.1	118.0
Stock-based compensation expense	32.1	29.4
Excess tax benefits from stock-based compensation payment arrangements	(9.4)	(29.6)
Net change in components of working capital	(7.0)	(24.3)
Net change in other long-term assets and liabilities	(5.3)	(6.5)

Net cash provided by operating activities	708.2	607.4

Cash from investing activities:
Purchases of land and depreciable assets	(130.8)	(162.7)
Proceeds from disposals of land and depreciable assets	6.7	2.2
Purchases of short-term investments	(121.9)	(478.8)
Sales and maturities of short-term investments	459.5	410.4
Acquisitions, net of cash acquired	(199.8)	(468.0)

Net cash provided by (used in) investing activities	13.7	(696.9)

Cash from financing activities:
Proceeds from issuance of senior notes	—	1,498.1
Long-term borrowings under credit facilities	125.0	563.5
Repayments of long-term debt	(211.8)	(1,570.7)
Borrowings under commercial paper program, net	266.9	—
Payment of costs related to debt financing	—	(10.7)
Proceeds from exercise of stock options	45.8	88.8
Excess tax benefits from stock-based compensation payment arrangements	9.4	29.6
Distributions to shareholders of noncontrolling interests	(6.1)	(3.6)
Purchase and retirement of treasury stock	(195.6)	(400.8)
Dividend payments	(116.1)	(101.9)

Net cash (used in) provided by financing activities	(82.5)	92.3

Effect of exchange rate changes on cash and cash equivalents	(32.7)	(16.6)

Net change in cash and cash equivalents	606.7	(13.8)
Cash and cash equivalents balance, beginning of period	968.9	886.8

Cash and cash equivalents balance, end of period	$1,575.6	$873.0

Cash paid for:
Interest	$62.1	$51.7
Income taxes	182.9	160.9

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales:
Interconnect Products and Assemblies	$1,378.2	$1,268.6	$3,889.5	$3,650.1
Cable Products and Solutions	81.4	90.1	248.7	268.9
Consolidated	$1,459.6	$1,358.7	$4,138.2	$3,919.0

Operating income:
Interconnect Products and Assemblies	$307.4	$279.8	$856.3	$786.8
Cable Products and Solutions	10.2	11.3	30.2	33.6
Stock-based compensation expense	(11.8)	(10.1)	(32.1)	(29.4)
Other operating expenses	(11.0)	(10.7)	(33.0)	(30.6)
Operating income, excluding one-time items	294.8	270.3	821.4	760.4

Acquisition-related expenses	—	(2.5)	(5.7)	(4.6)
Consolidated	$294.8	$267.8	$815.7	$755.8

ROS%:
Interconnect Products and Assemblies	22.3%	22.1%	22.0%	21.6%
Cable Products and Solutions	12.5%	12.5%	12.1%	12.5%
Stock-based compensation expense	-0.8%	-0.7%	-0.8%	-0.7%
Other operating expenses	-0.8%	-0.8%	-0.8%	-0.8%

ROS, excluding one-time items	20.2%	19.9%	19.8%	19.4%

Acquisition-related expenses	0.0%	-0.2%	-0.1%	-0.1%
Consolidated	20.2%	19.7%	19.7%	19.3%